Exhibit 1

SECONDARY BLOCK TRADE AGREEMENT

August 6, 2015

1,400,000 shares of common stock of YRC Worldwide, Inc.

This agreement dated, August 6, 2015, sets out the terms under which UBS Securities LLC, (“UBS” / “Buyer”) will purchase the number of shares of common stock (the “Shares”) of YRC Worldwide, Inc. (the “Issuer”) from each seller listed on Schedule I hereto (each, a “Seller” and, together, the “Sellers”) set forth next to each Seller’s name on such Schedule I.

1.	Purchase and sale

Subject to the terms and conditions of this agreement (the “Agreement”), Sellers agree as legal and beneficial owner to sell the Shares, free of all liens, charges or other encumbrances and Buyer agrees to purchase and pay for the Shares at a net price of $19.71 per Share for a total consideration of $27,594,000 (the “Purchase Price”) together with all dividends, distributions and other benefits attaching to the Shares as from the date hereof (the “Trade Date”). The Purchase Price will be reduced by the amount of any applicable SEC fees payable pursuant to Section 31 of the Securities Exchange Act of 1934, as amended.

2.	Closing

(a)	On August 11, 2015 or at such other time and/or date as Sellers and Buyer may agree (the “Closing Date”), Buyer shall pay to Sellers the Purchase Price for the Shares by transfer to Sellers’ account to be identified in writing at least 48 hours prior to payment against delivery of the Shares on the Closing Date. Such delivery shall be effected by crediting the Shares in registered form to the participant account of UBS Securities LLC at the Depository Trust and Clearing Corporation (“DTC”), DTC participant number 642.

(b)	Sellers agree that they will not, and will ensure that none of their subsidiaries or associates or holding company will, prior to the expiry of 30 days following the Closing Date, offer, issue, sell or otherwise dispose of (or announce an intention of doing so) any other shares of the Issuer or any securities convertible into or exchangeable for or carrying rights to acquire other shares of the Issuer without the prior written consent of Buyer.

(c)	Sellers undertake with Buyer that they will bear and pay any stamp or other duties or taxes on or in connection with the sale and transfer of the Shares to be sold by Sellers and the execution and delivery of this Agreement and any other tax payable by Sellers in connection with the transaction contemplated hereby.

3.	Expenses

Sellers and Buyer shall bear their own legal costs (if any) and all their other out-of-pocket expenses (if any).

4.	Representations and warranties

(a)	As a condition of the obligation of Buyer to purchase and pay for the Shares, Sellers represent and warrant to Buyer as follows:

(i)	that Sellers are the holders and legal and beneficial owners of the Shares free from all liens, charges and other encumbrances and that the Shares rank pari passu in all respects with other outstanding shares of common stock of the Issuer, including their entitlement to dividends,

(ii)	that Sellers have the power and authority to sell the Shares hereunder and no person has any conflicting right, contingent or otherwise, to purchase or to be offered for purchase, the Shares, or any of them,

(iii)	that the execution, delivery and performance of this Agreement has been duly authorised by Sellers and upon execution and delivery of the Agreement by the Buyer and the Sellers will constitute a legal, valid and binding obligation of Sellers,

(iv)	that the execution, delivery and performance of this Agreement by Sellers will not infringe any law or regulation applicable to Sellers and is not and will not be contrary to the provisions of the constitutional documents of Sellers and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which Sellers are a party or by which Sellers or their property are bound,

(v)	that there are no restrictions (contractual or otherwise, including, without limitation, any insider trading or “blackout” policy imposed by the Issuer) prohibiting or otherwise affecting the sale or transfer of the Shares to Buyer, other than those necessary to ensure compliance with the registration requirements of the U.S. Securities Act of 1933, as amended, or an exemption therefrom, and no consents or approvals are required to be obtained in connection with the sale of the Shares to Buyer and the sale of the Shares to Buyer will not violate or breach any representation or warranty made by Sellers pertaining to the Shares.

(vi)	that all consents and approvals of any court, government department or other regulatory body required by Sellers for the offering of the Shares and the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect,

(vii)	that Sellers are not aware of any material adverse information concerning the Issuer that has not been publicly disclosed, and

(viii)	the representations and warranties of Sellers set forth in Sellers’ representation letter (in form similar to the form attached as Exhibit A titled, “Sellers’ Representation Letter”) are true and correct.

(b)	Sellers covenant with Buyer that they will keep Buyer indemnified against any losses, liabilities, costs, claims, actions and demands (including any reasonable expenses arising in connection therewith) which it may incur, or which may be made against it as a result of or in relation to any misrepresentation in or breach of any of the above representations and warranties and will reimburse Buyer for all reasonable costs, charges and expenses which it may pay or incur in connection with investigating, disputing or defending any such action or claim.

(c)	The above representations, warranties and indemnity shall continue in full force and effect notwithstanding any investigation by or on behalf of Buyer or completion of this Agreement.

6.	Conditions to Closing

The obligations of Buyer hereunder shall be subject, in its discretion, to the condition that all representations and warranties and other statements of Sellers herein are, and as of the Closing Date will be, true, complete and accurate.

7.	Law and jurisdiction

This Agreement is governed by the laws of the State of New York as applied to contracts to be performed wholly within the State of New York. Each party hereto irrevocably submits to the extent permitted under applicable law to the non-exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, State of New York. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement. Each party certifies (i) that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of any such suit, action or proceeding and (ii) acknowledges that it and the other party have entered into this Agreement, in reliance on, among other things, the mutual waivers and certifications in this Section.

8.	Notices

Any notice or notification in any form to be given by the Buyer is to be sent by facsimile, addressed to the Sellers and using the following address, facsimile number, and/or email address:

Eric Ross

Senior Managing Director and Chief Compliance Officer

Avenue Capital Group

399 Park Avenue, 6th Floor

New York, NY 10022

Telephone: (212) 850-3500

Any such notice shall take effect at the time of dispatch.

9.	Miscellaneous

(a)	Time shall be of the essence of this Agreement.

(b)	The heading to each Clause is included for convenience only and shall not affect the construction of this Agreement.

(c)	In the event any provision of this Agreement is found to be or becomes invalid or unenforceable, no other provision of this Agreement shall thereby be affected and the Agreement shall remain valid and enforceable in respect of all remaining provisions, and any invalid or unenforceable provision will be deemed to be replaced by a provision which as nearly as possible accomplishes the commercial purpose of the original.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof. Upon acceptance by you this Agreement and such acceptance shall constitute a binding agreement between Buyer and Sellers.

Yours faithfully

UBS Securities LLC

/s/ Rakhee Bhagat
Rakhee Bhagat
Executive Director

/s/ David Lai
David Lai
Director

Agreed to and accepted by Sellers:

Avenue PPF Opportunities Fund, L.P.
By: Avenue PPF Opportunities Fund GenPar, LLC, its General Partner

/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

Avenue Investments, L.P.
By: Avenue Partners, LLC, its General Partner

/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

Avenue International Master, L.P.
By: Avenue International Master GenPar, Ltd., its General Partner

/s/ Sonia Gardner
Name: Sonia Gardner
Title: Director

MANAGED ACCOUNTS MASTER FUND SERVICES - MAP10, a Sub Trust of Managed Accounts Master Fund Services

By: Avenue Capital Management II, L.P., its Investment Manager
By: Avenue Capital Management II GenPar, LLC, its General Partner

By /s/ Sonia Gardner
Name: Sonia Gardner
Title: Managing Member

Avenue EnTrust Customized Portfolio SPC on behalf and for the account of Avenue US/Europe Distressed Segregated Portfolio

/s/ Sonia Gardner
Name: Sonia Gardner
Title: Director

[SIGNATURE PAGE TO SECONDARY BLOCK TRADE AGREEMENT]

Schedule I

Name of Fund	Shares Sold
Avenue PPF Opportunities Fund, L.P.	131,823
Managed Accounts Master Fund Services - MAP 10	91,968
Avenue Investments, L.P.	227,920
Avenue EnTrust Customized Portfolio SPC on behalf and for the account of Avenue US/Europe Distressed Segregated Portfolio	19,435
Avenue International Master, L.P.	928,854